[UGI CORPORATION LOGO]                                           NEWS
BOX 858 VALLEY FORGE PENNSYLVANIA 19482 (610-337-1000)


Contact:       610-337-1000                               For Immediate Release:
               Robert W. Krick, ext. 3645                 July 26, 2006
               Brenda A. Blake, ext. 3202


UGI REPORTS THIRD QUARTER RESULTS, PROVIDES GUIDANCE

VALLEY FORGE, Pa., July 26 - UGI Corporation (NYSE: UGI) today reported net income for the third quarter of fiscal 2006 ended June 30, 2006 of $18.7 million, or $0.18 per diluted share, compared to net income for the third quarter of fiscal 2005 of $0.7 million or $0.01 per diluted share. The results for the recently-completed quarter include a one-time benefit of $0.05 per diluted share resulting from a lower estimate of income taxes to be paid on foreign earnings to be repatriated and the results for last year's quarter included a loss of $0.09 per diluted share resulting from the previously reported early extinguishment of debt.

Lon R. Greenberg, chairman and chief executive officer of UGI, said, "All of our businesses were negatively impacted by the extremely warm weather in the third quarter. Notwithstanding the warmer weather, our focus on executing our strategies produced operating income comparable to last year. At the same time, our earnings reflect the benefit of lower interest expense resulting from the actions we took to refinance our debt. Despite the challenging environment we faced this year, we expect to report net income of $1.55 to $1.60 per share for the full fiscal year."

UGI's domestic propane distributor, AmeriGas Partners, L.P. (NYSE:APU), contributed an improved seasonal net loss of $4.1 million for the quarter, compared to a loss of $5.1 million excluding the loss on the early extinguishment of debt of $9.4 million last year. The net loss for the prior-year quarter, including the loss on the early extinguishment of debt, was $14.5 million. For the three months ended June 30, 2006, retail volumes sold declined to 171.1 million gallons from 181.9 million gallons sold in the prior-year period. Weather nationally was 21.9% warmer than normal during the recent quarter compared to weather that was 4.9% warmer than normal in the prior-year period, according to the National Oceanic and Atmospheric Administration. Operating and administrative expenses increased $3.8 million during the quarter due to higher vehicle fuel and lease costs, higher employee compensation and benefits expense and increased bad debt expenses partially offset by favorable net adjustments in reserves for general insurance, mainly reflecting continued improvement in claims history.

                                     -MORE-


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UGI REPORTS THIRD QUARTER RESULTS, PROVIDES GUIDANCE                      PAGE 2

For the three months ended June 30, 2006, International Propane contributed net income of $13.1 million compared to net income of $6.4 million in the prior year period, principally as a result of the lower estimate of taxes on earnings to be repatriated. Antargaz sold 54.0 million gallons of liquefied petroleum gases
(LPG) compared to 59.2 million gallons in the prior year period. Weather in Antargaz' service territory was approximately 22% warmer than normal in the current fiscal year period compared to weather that was approximately 20% warmer than normal in the same period in 2005. Flaga consolidated volumes declined compared to the prior year quarter due primarily to the absence of volumes from Flaga's Czech Republic and Slovakia businesses that were contributed in February to our central European joint venture, which is now reported on an equity basis.

Total operating income at International Propane decreased to $11.6 from $13.2 million in the prior year quarter due to lower total margin as a result of the previously-noted lower volumes partially offset by lower consolidated operating expenses primarily due to the absence of the Czech Republic and Slovakia businesses. Operating expenses also were adversely affected by expenses associated with the closing of two filling centers at Antargaz. The monthly average currency exchange rate was $1.26 per euro during both the 2006 and 2005 three-month periods.

Net income from the Gas Utility decreased to $0.8 million for the quarter ended June 30, 2006 compared to $2.3 million for the 2005 quarter on weather that was 13.5% warmer than normal versus weather that was 3.5% warmer than normal in the prior year quarter. Operating income decreased to $6.6 million from $7.7 million primarily as a result of lower throughput due to warmer weather and customer conservation, lower fee income and higher depreciation expenses. "Notwithstanding year-over-year customer growth in our gas utility service area, extremely warm weather and high natural gas prices continued to adversely affect our operating performance," continued Greenberg.

The Electric Utility contributed net income of $2.7 million in both the third fiscal quarter of 2006 and 2005. Kilowatt-hour sales were comparable to the prior year period and slightly higher operating income was offset by higher interest expense.

Energy Services' fiscal third quarter net income increased slightly to $6.4 million from $6.3 million in the prior-year period. Operating income decreased slightly due to higher costs associated with electric generation partially offset by a decrease in bad debt expense.

UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 44% of AmeriGas Partners, L. P. (NYSE: APU), the nation's largest retail propane marketer, and owns Antargaz, one of the largest LPG distributors in France.


                                     -MORE-


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UGI REPORTS THIRD QUARTER RESULTS, PROVIDES GUIDANCE                      PAGE 3

UGI will host its third quarter FY 2006 earnings conference call on Wednesday, July 26, 2006, at 4:00 PM ET. Interested parties may listen to a live audio broadcast of the conference call at http://www.shareholder.com/ugi/medialist.cfm. A telephonic replay of the call can be accessed approximately one hour after the completion of the call at 1-888-203-1112, passcode 4258637; (International replay 719-457-0820, passcode
4258637) through midnight, Friday, July 28, 2006.

The financial table appended to this news release can be viewed directly at HTTP://WWW.SHAREHOLDER.COM/UGI/3Q06FINANCIALTABLE.PDF.

Comprehensive information about UGI Corporation is available on the Internet at HTTP://WWW.UGICORP.COM.

This press release contains certain forward-looking statements which management believes to be reasonable as of today's date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management's control. Among them are adverse weather conditions, price volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, domestic and international economic and political conditions and currency exchange rates. You should read UGI's Annual Report on Form 10-K for a more extensive list of factors that could affect results. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.


C-09                                   ###                               7/26/06

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                                 UGI CORPORATION
                               REPORT OF EARNINGS
                          (Millions, except per share)
                                   (Unaudited)


                                             Three Months Ended            Nine Months Ended              Twelve Months Ended
                                                 June 30,                       June 30,                       June 30,
                                        -------------------------     --------------------------      --------------------------
                                           2006           2005           2006            2005            2006            2005
                                        ----------     ----------     ----------      ----------      ----------      ----------
Revenues:
     AmeriGas Propane                   $    379.1     $    349.5     $  1,727.5      $  1,604.0      $  2,086.8      $  1,916.9
     International Propane                   167.4          163.1          817.1           804.4           956.6           945.6
     Gas Utility                             106.3           89.5          622.3           506.6           700.8           576.5
     Electric Utility                         22.9           22.0           72.2            69.9            98.4            92.5
     Energy Services                         268.7          290.6        1,158.9         1,051.8         1,462.1         1,240.0
     Corporate & Other (a)                   (25.3)          17.8          (55.5)           45.9          (156.1)           61.1
                                        ----------     ----------     ----------      ----------      ----------      ----------
         Total revenues                 $    919.1     $    932.5     $  4,342.5      $  4,082.6      $  5,148.6      $  4,832.6
                                        ==========     ==========     ==========      ==========      ==========      ==========

Operating income:
     AmeriGas Propane                   $      2.9     $      1.6     $    193.9      $    178.1      $    183.9      $    165.3
     International Propane (b)                11.6           13.2          121.7           189.6           125.9           200.3
     Gas Utility                               6.6            7.7           82.2            84.4            79.4            81.7
     Electric Utility                          5.2            4.9           15.0            16.8            19.8            20.9
     Energy Services                          10.4           10.6           44.7            30.7            51.5            37.8
     Corporate & Other (a)                     1.8           (0.4)           3.8             0.7             3.5             1.8
                                        ----------     ----------     ----------      ----------      ----------      ----------
         Total operating income               38.5           37.6          461.3           500.3           464.0           507.8

Income (loss) from equity investees             --           (0.7)          (1.2)           (2.0)           (1.8)           (2.7)
Loss on extinguishment of debt                  --          (33.6)         (18.5)          (33.6)          (18.5)          (33.6)
Interest expense:
     AmeriGas Propane                        (17.9)         (19.7)         (56.2)          (60.9)          (75.1)          (81.2)
     International Propane                    (5.4)          (7.8)         (19.2)          (24.3)          (26.4)          (31.7)
     Gas Utility                              (4.7)          (3.9)         (14.4)          (12.0)          (19.0)          (16.0)
     Electric Utility                         (0.6)          (0.5)          (1.9)           (1.5)           (2.1)           (1.9)
     Corporate & Other, net (a)               (0.5)          (0.2)          (0.4)           (0.2)           (0.8)           (0.3)
                                        ----------     ----------     ----------      ----------      ----------      ----------
         Total interest expense              (29.1)         (32.1)         (92.1)          (98.9)         (123.4)         (131.1)

Income before income taxes and
 minority interests                            9.4          (28.8)         349.5           365.8           320.3           340.4
Income tax (expense) benefit                  (2.1)           1.6         (105.0)         (123.9)         (100.3)         (117.9)
Minority interests, principally
 in AmeriGas Partners                         11.4           27.9          (64.3)          (45.7)          (48.5)          (28.9)
                                        ----------     ----------     ----------      ----------      ----------      ----------
Net income                              $     18.7     $      0.7     $    180.2      $    196.2      $    171.5      $    193.6
                                        ==========     ==========     ==========      ==========      ==========      ==========

Earnings per share:
     Basic                              $     0.18     $     0.01     $     1.71      $     1.89      $     1.63      $     1.87
                                        ==========     ==========     ==========      ==========      ==========      ==========

     Diluted                            $     0.18     $     0.01     $     1.69      $     1.86      $     1.61      $     1.84
                                        ==========     ==========     ==========      ==========      ==========      ==========

Average common shares outstanding:
     Basic                                 105.603        104.312        105.374         103.542         105.253         103.254
                                        ==========     ==========     ==========      ==========      ==========      ==========

     Diluted                               106.850        106.024        106.585         105.422         106.680         105.178
                                        ==========     ==========     ==========      ==========      ==========      ==========

Supplemental information:
   Net income (loss):
     AmeriGas Propane (c)               $     (4.1)    $    (14.5)    $     32.0      $     22.9      $     26.7      $     15.6
     International Propane (b)                13.1            6.4           73.0           100.6            71.8           102.1
     Gas Utility                               0.8            2.3           40.7            43.5            36.5            39.3
     Electric Utility                          2.7            2.7            7.7             9.1            10.1            11.1
     Energy Services                           6.4            6.3           26.7            18.2            30.2            22.4
     Corporate & Other (a)                    (0.2)          (2.5)           0.1             1.9            (3.8)            3.1
                                        ----------     ----------     ----------      ----------      ----------      ----------
         Total net income               $     18.7     $      0.7     $    180.2      $    196.2      $    171.5      $    193.6
                                        ==========     ==========     ==========      ==========      ==========      ==========



(a) Corporate & Other includes the elimination of certain intercompany transactions.

(b) International Propane's operating income and net income for both the nine and twelve month periods ended June 30, 2005 include $19.9 million and $14.9 million, respectively, associated with the beneficial effects of the resolution of certain non-income tax contingencies related principally to prior periods.

(c) Amounts are net of minority interests in AmeriGas Partners, L.P.